6 Chesterfield Gardens London, England W1J 5BQ www.valaris.com	Press Release

Valaris plc Reports Second Quarter 2019 Results

Closed Merger of Ensco and Rowan to Form Valaris plc
Integration Remains on Track to Deliver $165 Million of Targeted Annual Expense Synergies
Strong Operational and Safety Performance Including 98% Operational Utilization
Repurchased $952 Million Aggregate Principal Amount of Senior Notes at an Average Discount of 24%
New Jackup Contracts and Extensions Demonstrate Strengthening of Shallow-Water Market

London, England, August 1, 2019 … Valaris plc (NYSE: VAL) (“Valaris” or the “Company”) today reported net income attributable to the Company of $406 million, or $2.09 per share, for second quarter 2019 compared to a net loss of $151 million, or $1.31 per share, a year ago. Adjusted EBITDA was $59 million in second quarter 2019 compared to $81 million in the year-ago period.

Several items influenced these comparisons:

•
$713 million or $3.78 per share bargain purchase gain related to the merger included in second quarter 2019 other income compared to an $8 million or $0.08 per share loss from a bargain purchase adjustment related to an acquisition included in second quarter 2018 other expense

•
$60 million or $0.32 per share of merger transaction costs in second quarter 2019, of which $48 million was included in general and administrative expense and $12 million in contract drilling expense, compared to $6 million or $0.06 per share of acquisition transaction costs in second quarter 2018, of which $5 million was included in contract drilling expense and $1 million in general and administrative expense

•	$9 million or $0.05 per share related to consent solicitation fees and other associated costs in second quarter 2019 other expense

•	$3 million or $0.01 per share loss on impairment in second quarter 2019

•	$1 million or $0.01 per share of discrete tax benefit in second quarter 2019 tax provision compared to $2 million or $0.02 per share of discrete tax benefit in second quarter 2018 tax provision

Adjusted for the items noted above, there was a loss of $1.32 per share in second quarter 2019 compared to a loss of $1.15 per share a year ago.

Chief Executive Officer and President Tom Burke said, “Following the closing of our merger in April, our focus has been on executing our detailed integration plan to deliver at least $165 million of combinational synergies. We have made significant progress thus far, completing more than 50% of all integration-related activities and achieving approximately $80 million of annual run rate expense synergies by the end of the second quarter. We also recently changed the name of the company to Valaris to help accelerate cultural alignment as part of our broader organizational transition as a larger, more diverse company. Most importantly, we delivered strong operational and safety performance to customers with operational utilization of 98% for second quarter 2019 and a total recordable incident rate through the first half of 2019 that was nearly 20% better than the industry average.”

Dr. Burke added, “In addition to our integration efforts, we continue to proactively manage our capital structure in a manner allowing us to most effectively execute our strategic priorities and maximize value for shareholders. In support of these objectives, we are focused on managing our debt maturities and cost of capital, and reducing total debt. To this end, we repurchased $952 million of senior notes at an average pre-tax discount of 24% through a debt tender - realizing $228 million of principal savings. By completing this transaction, we are able to better manage our balance sheet as we navigate the cyclical nature of the offshore drilling industry.”

Dr. Burke concluded, “The recovery for the offshore drilling industry continues to steadily progress, albeit at a slower pace than we expected when we began the year. This is due to a more gradual improvement in the global floater market where, despite higher spot utilization, we anticipate limited further pricing improvement in the near-term due to a number of rigs completing contracts and recontracting opportunities with relatively short durations. By contrast, we have observed broad-based modest improvements in the jackup market as evidenced by our recent contracting success for harsh- and benign-environment assets across a wide range of geographies. As we look ahead, our focus will remain on winning new work for our active, highest-specification rigs so that we can bridge these assets to better market conditions.”

Second Quarter Results

Revenues were $584 million in second quarter 2019 compared to $459 million a year ago primarily due to the addition of $147 million of revenue from legacy Rowan rigs, partially offset by the sale of ENSCO 6001 and ENSCO 80, which operated in the year-ago period.

Contract drilling expense increased to $500 million in second quarter 2019 from $344 million a year ago primarily due to $133 million of costs associated with legacy Rowan rigs and $12 million of integration-related transaction costs.

Depreciation expense increased to $158 million in second quarter 2019 from $121 million a year ago due to the addition of legacy Rowan rigs, ENSCO DS-9, ENSCO 140 and ENSCO 141 to the active fleet. This was partially offset by lower depreciation expense for assets that have been fully depreciated or subject to impairment charges.

General and administrative expense increased to $81 million from $26 million a year ago mostly due to $48 million of merger transaction costs in second quarter 2019. Adjusted for merger and acquisition transaction costs noted above in second quarter 2019 and the year-ago period, general and administrative expense increased by $8 million to $33 million due to the addition of legacy Rowan general and administrative expense.

Other income was $597 million in second quarter 2019 compared to other expense of $85 million a year ago. As noted above, the year-to-year comparison was influenced by a $713 million bargain purchase gain related to the merger in second quarter 2019 compared to an $8 million loss from a bargain purchase adjustment in second quarter 2018 related to an acquisition. Interest expense in second quarter 2019 was $118 million, net of $8 million of interest that was capitalized, compared to interest expense of $76 million in second quarter 2018, net of $11 million of interest that was capitalized. This year-over-year increase was mostly due to the addition of interest on legacy Rowan senior notes.

Tax expense increased to $33 million in second quarter 2019 from $25 million a year ago primarily due to the addition of legacy Rowan tax expense. As noted above, the second quarter 2019 tax provision included $1 million of discrete tax benefit compared to $2 million of discrete tax benefit in second quarter 2018.

Upon closing of the merger on April 11, 2019, the Company effected a reverse stock split under English law where every four existing Class A ordinary shares, each with a nominal value of $0.10, were consolidated into one Class A ordinary share, each with a nominal value of $0.40. All share and per share data included in this report have been retroactively restated to reflect the reverse stock split.

Segment Highlights

Floaters
Floater revenues increased to $296 million in second quarter 2019 from $285 million a year ago primarily due to the addition of $35 million of revenue from legacy Rowan rigs, partially offset by the sale of ENSCO 6001, which operated in the year-ago period. Average day rates declined to $218,000 from $238,000 in second quarter 2018, while utilization of 53% was unchanged from a year ago. Adjusted for uncontracted rigs and planned downtime, operational utilization was 98%, equal to a year ago.

Contract drilling expense increased to $249 million in second quarter 2019 from $204 million a year ago primarily due to the addition of legacy Rowan rigs and partially offset by ENSCO 6001, which operated in the year-ago period and was subsequently retired from the fleet.

Jackups
Jackup revenues increased to $229 million in second quarter 2019 from $159 million a year ago primarily due to the addition of $73 million of revenue from legacy Rowan rigs, partially offset by the sale of ENSCO 80, which operated in the year-ago period. Average day rates were $78,000, consistent with the prior-year period, while utilization increased by three percentage points to 69%. Adjusted for uncontracted rigs and planned downtime, operational utilization was 99%, equal to a year ago.

Contract drilling expense increased to $212 million in second quarter 2019 from $127 million a year ago primarily due to the addition of legacy Rowan rigs and an increase in operating days across the legacy Ensco jackup fleet.

ARO
ARO Drilling is a non-consolidated joint venture established by Rowan and Saudi Aramco in 2016 to own, manage and operate drilling rigs offshore Saudi Arabia. ARO Drilling's financial results reflect its operations from the transaction date on April 11, 2019. Revenues were $124 million and contract drilling expense was $79 million in second quarter 2019. Valaris accounts for its 50% interest in ARO Drilling using the equity method of accounting and only recognizes its portion of ARO Drilling's net income, which is included in equity earnings of ARO Drilling in the condensed consolidated statement of operations. Equity earnings from ARO Drilling were $0.6 million in second quarter 2019.

Other
Other is composed of ARO Drilling reimbursable and leased revenue as well as managed drilling rigs. Revenues increased to $59 million in second quarter 2019 from $15 million a year ago due to the addition of $21 million of ARO Drilling reimbursables, $17 million of ARO Drilling leased revenue and increased revenue from additional services provided to managed rigs. Contract drilling expense increased to $39 million from $14 million in second quarter 2018 due to the addition of ARO Drilling reimbursables, which pass through the Valaris income statement at zero margin, and contract preparation costs for two rigs prior to their expected commencement of lease contracts with ARO Drilling in third quarter 2019.

	Second Quarter

(in millions of $,	Floaters			Jackups			ARO			Other			Reconciling Items		Consolidated Total
except %)	2019	2018	Chg	2019	2018	Chg	2019	2018	Chg	2019	2018	Chg	2019	2018	2019	2018	Chg

Revenues	295.6	284.9	4%	229.2	158.7	44%	123.8	—	—	59.1	14.9	297%	(123.8)	—	583.9	458.5	27%
Operating expenses
Contract drilling	249.2	203.7	22%	212.2	126.8	67%	78.9	—	—	38.9	13.8	182%	(78.9)	—	500.3	344.3	45%
Impairment	—	—	—%	—	—	—%	—	—	—	—	—	—	2.5	—	2.5	—	—%
Depreciation	98.4	80.8	22%	55.5	36.5	52%	12.4	—	—	—	—	—	(8.4)	3.4	157.9	120.7	31%
General and admin.	—	—	—	—	—	—	5.3	—	—	—	—	—	75.9	26.1	81.2	26.1	211%
Equity in earnings of unconsolidated subsidiary	—	—	—%	—	—	—%		—	—	—	—	—%	0.6	—	0.6	—	—%
Operating income (loss)	(52.0)	0.4	nm	(38.5)	(4.6)	nm	27.2	—	—	20.2	1.1	nm	(114.3)	(29.5)	(157.4)	(32.6)	383%

Financial Position — June 30, 2019

•	$2.4 billion of contracted revenue backlog excluding bonus opportunities

•	$3.4 billion of liquidity
•$1.1 billion of cash and short-term investments
•$2.3 billion available revolving credit facility

•	$7.7 billion of total debt(1)

•	$9.7 billion of Valaris shareholders' equity

Pro Forma Financial Position — June 30, 2019
During July 2019, the Company repurchased $952 million aggregate principal amount of senior notes for $724 million aggregate purchase price. Adjusting for this transaction, the Company's pro forma financial position as of June 30, 2019 reflected:

•	$2.4 billion of contracted revenue backlog excluding bonus opportunities

•	$2.7 billion of liquidity
•$0.4 billion of cash and short-term investments
•$2.3 billion available revolving credit facility

•	$6.7 billion of total debt(1)

•	$9.9 billion of Valaris shareholders' equity
(1) Reflects principal value of debt outstanding

Valaris will conduct a conference call to discuss second quarter 2019 results at 9:00 a.m. CDT (10:00 a.m. EDT and 3:00 p.m. London) on Thursday, August 1, 2019. The call will be webcast live at www.valaris.com. Alternatively, callers may dial 1-855-239-3215 within the United States or +1-412-542-4130 from outside the U.S. Please ask for the Valaris conference call. It is recommended that participants call 20 minutes ahead of the scheduled start time. Callers may avoid delays by pre-registering to receive a dial-in number and PIN at http://dpregister.com/10131711.

A webcast replay and transcript of the call will be available at www.valaris.com. A replay will also be available through September 2, 2019 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10131711).

Valaris plc (NYSE: VAL) is the industry leader in offshore drilling services across all water depths and geographies. Operating a high-quality rig fleet of ultra-deepwater drillships, versatile semisubmersibles and modern shallow-water jackups, Valaris has experience operating in nearly every major offshore basin. With an unwavering commitment to safety and operational excellence, and a focus on technology and innovation, Valaris was rated first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the ninth consecutive year that the Company has earned this distinction. Valaris plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.valaris.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance; effective tax rates, day rates and backlog; estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. In addition, statements included in this press release regarding the anticipated benefits, opportunities, synergies and effects of the merger between Ensco and Rowan are forward-looking statements. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including actions by regulatory authorities, rating agencies or other third parties; actions by our security holders; costs and difficulties related to the integration of Ensco and Rowan and the related impact on our financial results and performance; our ability to repay debt and the timing thereof; availability and terms of any financing; commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); our ability to enter into, and the terms of, future drilling contracts; any failure to execute definitive contracts following announcements of letters of intent, letters of award or other expected work commitments; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.valaris.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:        Nick Georgas
Senior Director - Investor Relations and Communications
713-430-4607

Tim Richardson
Manager - Investor Relations
713-430-4490

VALARIS PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,

	2019	2018

OPERATING REVENUES	$583.9	$458.5

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	500.3	344.3
Loss on impairment	2.5	—
Depreciation	157.9	120.7
General and administrative	81.2	26.1
Total operating expenses	741.9	491.1
EQUITY IN EARNINGS OF ARO	0.6	—
OPERATING LOSS	(157.4)	(32.6)

OTHER INCOME (EXPENSE)
Interest income	11.9	3.9
Interest expense, net	(118.3)	(75.7)
Other, net	703.7	(13.0)
	597.3	(84.8)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	439.9	(117.4)

PROVISION FOR INCOME TAXES	32.6	24.7

INCOME (LOSS) FROM CONTINUING OPERATIONS	407.3	(142.1)

LOSS FROM DISCONTINUED OPERATIONS, NET	—	(8.0)

NET INCOME (LOSS)	407.3	(150.1)

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1.8)	(0.9)

NET INCOME (LOSS) ATTRIBUTABLE TO VALARIS	$405.5	$(151.0)

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED
Continuing operations	2.09	(1.31)
Discontinued operations	—	(0.08)
	$2.09	$(1.39)
WEIGHTED-AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	188.6	108.5

VALARIS PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2019	2018
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$959.1	$275.1
Short-term investments	135.0	329.0
Accounts receivable, net	628.7	344.7
Other current assets	499.7	360.9
Total current assets	2,222.5	1,309.7

PROPERTY AND EQUIPMENT, NET	15,455.7	12,616.2

LONG-TERM NOTES RECEIVABLE FROM ARO	453.1	—

INVESTMENT IN ARO	139.4	—

OTHER ASSETS	169.4	97.8
	$18,440.1	$14,023.7

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES	$1,898.8	$528.5

LONG-TERM DEBT	6,020.1	5,010.4

OTHER LIABILITIES	799.0	396.0

TOTAL EQUITY	9,722.2	8,088.8
	$18,440.1	$14,023.7

VALARIS PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	June 30,
	2019	2018

OPERATING ACTIVITIES
Net income (loss)	$219.3	$(290.6)
Adjustments to reconcile net income (loss) to net cash used in operating activities of continuing operations:
Gain on bargain purchase	(712.8)	(8.3)
Depreciation expense	282.9	235.9
Amortization, net	(17.3)	(24.4)
Share-based compensation expense	19.2	14.8
Deferred income tax expense	17.3	15.9
Contributions to pension plans	(4.0)	—
Loss on impairment	2.5	—
Equity in earnings of ARO	(.6)	—
Loss on debt extinguishment	—	19.0
Loss from discontinued operations, net	—	8.1
Other	4.9	(2.1)
Changes in operating assets and liabilities	(104.8)	13.7
Net cash used in operating activities of continuing operations	(293.4)	(18.0)
INVESTING ACTIVITIES
Rowan cash acquired	931.9	—
Maturities of short-term investments	339.0	599.0
Purchases of short-term investments	(145.0)	(414.0)
Additions to property and equipment	(134.8)	(331.9)
Other	4.5	2.9
Net cash provided by (used in) investing activities of continuing operations	995.6	(144.0)
FINANCING ACTIVITIES
Debt solicitation fees	(8.7)	—
Cash dividends paid	(4.5)	(9.0)
Proceeds from issuance of senior notes	—	1,000.0
Reduction of long-term borrowings	—	(771.2)
Debt issuance costs	—	(17.0)
Repurchase of common stock	(4.2)	(2.0)
Other	(.5)	(.5)
Net cash provided by (used in) financing activities	(17.9)	200.3
Net cash provided by discontinued operations	—	2.5
Effect of exchange rate changes on cash and cash equivalents	(.3)	(.7)
INCREASE IN CASH AND CASH EQUIVALENTS	684.0	40.1
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	275.1	445.4
CASH AND CASH EQUIVALENTS, END OF PERIOD	$959.1	$485.5

VALARIS PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Second Quarter		First Quarter
	2019	2018	2019

Rig Utilization(1)

Floaters	53%	53%	43%
Jackups	69%	66%	68%
Other(2)	82%	100%	100%

Total	65%	62%	60%

ARO	97%	—	—

Average Day Rates(3)

Floaters	$218,339	$237,513	$240,440
Jackups	78,229	78,408	72,146
Other(2)	50,347	81,556	82,713

Total	$110,063	$132,348	$118,733

ARO	$112,906	$—	$—

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)	Includes our two management services contracts and our nine rigs leased to ARO (two of which are expected to commence drilling operations during the third quarter of 2019).

(3)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump-sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

ARO DRILLING
CONDENSED BALANCE SHEET INFORMATION
(In millions)
(Unaudited)

June 30, 2019
Current assets	$434.9
Non-current assets	898.6
Total assets	$1,333.5

Current liabilities	$227.4
Non-current liabilities	1,030.6
Total liabilities	$1,258.0

Non-GAAP Financial Measures (Unaudited)
To supplement Valaris’s condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with adjusted loss per share from continuing operations and adjusted EBITDA, which are non-GAAP measures.
We believe that adjusted loss per share from continuing operations provides meaningful supplemental information regarding the company's performance by excluding certain charges that may not be indicative of Valaris’s ongoing operating results. This allows investors and others to better compare financial results across accounting periods and to those of peer companies, and to better understand the long-term performance of our business.
Valaris defines "Adjusted EBITDA" as net income (loss) before income (loss) from discontinued operations, other income (expense), income tax expense (benefit), interest expense, depreciation, amortization, loss on impairment, equity in earnings of ARO, (gain) loss on asset disposals, transaction costs and significant non-recurring items. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies.
Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Adjusted Loss Per Share
The table below reconciles income (loss) per share, as calculated in accordance with GAAP, to adjusted loss per share for the quarters ended June 30, 2019 and 2018. Adjusted loss per share for the quarter ended June 30, 2019 excludes the gain on bargain purchase, solicitation fees and transaction costs related to the Valaris merger, impairment expense and discrete tax items. Adjusted loss per share for the quarter ended June 30, 2019 excludes the gain on bargain purchase and transaction costs related to the Atwood acquisition and discrete tax items. Immediately following the completion of the Valaris merger, every four existing Class A ordinary shares were consolidated into one Class A ordinary share (the "Reverse Stock Split"). All per share data below has been retroactively adjusted to reflect the Reverse Stock Split.

INCOME (LOSS) PER SHARE RECONCILIATION(1):	Three Months Ended June 30,

	2019		2018
	Income from continuing operations attributable to Valaris shares(2)	Income (loss) per share from continuing operations	Loss from continuing operations attributable to Valaris shares(2)	Loss per share from continuing operations
As reported	$393.4	$2.09	$(143.1)	$(1.31)
Adjustments:
Bargain purchase gain	(712.8)	(3.78)	8.3	0.08
Transaction costs	60.1	0.32	6.3	0.06
Solicitation fees	8.9	0.05	—	—
Impairment expense	2.5	0.01	—	—
Discrete tax items	(1.2)	(0.01)	2.3	0.02
Adjusted	$(249.1)	$(1.32)	$(126.2)	$(1.15)

(1)	No adjustments have been made to loss per share from discontinued operations for the three-month periods ended June 30, 2019 and 2018.

(2)
Income (loss) from continuing operations attributable to Valaris shares is calculated as net loss from continuing operations attributable to Valaris adjusted for net income allocated to participating securities under the two-class method of $12.1 million and $100,000 for the three-month periods ended June 30, 2019 and 2018, respectively. Net income from continuing operations attributable to Valaris excludes income attributable to noncontrolling interest of $1.8 million and loss attributable to noncontrolling interest of $900,000 for the three-month period ended June 30, 2019 and June 30, 2019, respectively.

Reconciliation of Net Loss to Adjusted EBITDA
A reconciliation of net loss as reported to Adjusted EBITDA for the quarters ended June 30, 2019 and 2018 is included in the tables below (in millions):

	Three Months Ended June 30,
	2019	2018

Net income (loss)	$407.3	$(150.1)
Less:
Loss from discontinued operations, net	—	(8.0)
Income (loss) from continuing operations	407.3	(142.1)
Add (subtract):
Income tax expense	32.6	24.7
Interest expense	118.3	75.7
Other (income) expense	(715.6)	9.1
Operating loss	(157.4)	(32.6)
Add (subtract):
Depreciation expense	157.9	120.7
Amortization, net (1)	(2.8)	(7.6)
Loss on impairment	2.5	—
Equity in earnings of ARO	(0.6)	—
(Gain) loss on asset disposals	(0.7)	(1.6)
Transaction costs	60.1	6.3
Adjusted EBITDA	$59.0	$85.2

(1)
Amortization, net, includes amortization during the indicated period for deferred mobilization revenues and costs, deferred capital upgrade revenues, deferred certification costs, intangible amortization and other amortization.